UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No.9)*

                                BEA Systems, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $.001
                         (Title of Class of Securities)

                                    073325102
                                 (CUSIP Number)

                              Keith Schaitkin, Esq.
                           Icahn Capital Management LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4380

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 April 29, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         IN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         OO

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         CO

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Partners Master Fund LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Partners Master Fund II LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Partners Master Fund III LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Offshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Partners LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
         WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Onshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Capital LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         IPH GP LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         OO

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Enterprises Holdings L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         PN

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Icahn Enterprises G.P. Inc.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         CO

                                  SCHEDULE 13D

CUSIP No.  073325102

1  NAME OF REPORTING PERSON
         Beckton Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) / /
         (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
         0

8  SHARED VOTING POWER
         0

9  SOLE DISPOSITIVE POWER
         0

10 SHARED DISPOSITIVE POWER
         0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14 TYPE OF REPORTING PERSON*
         CO

                                  SCHEDULE 13D

Item 1. Security and Issuer

     The Schedule 13D filed with the Securities and Exchange Commission on September 14, 2007 by the Reporting Persons (the "Initial 13D"), as amended by the Amendment No. 1 to the Initial 13D, filed on September 20, 2007, Amendment No. 2 to the Initial 13D, filed on October 2, 2007, Amendment No. 3 to the Initial 13D, filed on October 3, 2007, Amendment No. 4 to the Initial 13D, filed on October 10, 2007, Amendment No. 5 to the Initial 13D, filed on October 12, 2007, Amendment No. 6 to the Initial 13D filed on October 26, 2007, Amendment No. 7 to the Initial 13D filed on November 5, 2007 and Amendment No. 8 to the
Initial 13D filed on January 16, 2008 (collectively, the "Amendments", and together with the Initial 13D, the "Schedule 13D"), with respect to the shares of Common Stock, par value $.001 (the "Shares"), issued by BEA Systems, Inc. (the "Issuer"), is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

     Item 4 of the Schedule 13D is hereby amended by adding the following:

     On April 29, 2008, Oracle Corporation announced that it had completed its acquisition of the Issuer (the "Merger") and that each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive $19.375 in cash. As a result of the consummation of the Merger, the Reporting Persons no longer beneficially own any Shares.

Item 5. Interest in Securities of the Issuer

     Item 5 of the Schedule 13D is hereby amended by replacing it in its entirety with the following:

          (a) On April 29, 2008 and as a result of the consummation of the Merger, the Reporting Persons no longer beneficially own any Shares and ceased to be the beneficial owners of more than 5% of the Shares.

          (b) The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons, inclusive of any transactions effected through 5:00 p.m., Eastern Standard Time, on April 30, 2008. Except as otherwise indicated, all transactions were effected in the open market, and the table includes commissions paid in per share prices.


NAME                    DATE            SHARES PURCHASED       PRICE PER SHARE/
                                             (SOLD)            EXERCISE PRICE
--------------------------------------------------------------------------------
                                   HIGH RIVER
--------------------------------------------------------------------------------
High River          April 18, 2008       (121,231)                 $19.21
----------------------------------- ------------------------ -------------------
High River          April 21, 2008        (50,800)                 $19.21
----------------------------------- ------------------------ -------------------
High River          April 22, 2008         (5,200)                 $19.21
----------------------------------- ------------------------ -------------------
High River          April 29, 2008        (50,000)                 $19.324
--------------------------------------------------------------------------------
                                  ICAHN MASTER
--------------------------------------------------------------------------------
Icahn Master        April 18, 2008       (280,443)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master        April 21, 2008       (140,231)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master        April 22, 2008        (14,354)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master        April 29, 2008       (138,022)                 $19.324
--------------------------------------------------------------------------------
                                 ICAHN MASTER II
--------------------------------------------------------------------------------
Icahn Master II     April 18, 2008       (155,861)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master II     April 21, 2008        (45,627)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master II     April 22, 2008         (4,670)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master II     April 29, 2008        (44,908)                 $19.324
--------------------------------------------------------------------------------
                                ICAHN MASTER III
--------------------------------------------------------------------------------
Icahn Master III    April 18, 2008        (48,618)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master III    April 21, 2008        (17,342)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master III    April 22, 2008         (1,776)                 $19.21
----------------------------------- --------------------------------------------
Icahn Master III    April 29, 2008        (17,070)                 $19.324
----------------------------------- --------------------------------------------

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

     Item 6 of the Schedule 13D is hereby amended by adding the following:

     The Reporting Persons owned Total Return Swaps pursuant to which the Reporting Persons had long economic exposure to an aggregate of 6,757,939 Shares. Pursuant to the terms of the Total Return Swaps, upon the consummation of the Merger, the Total Return Swaps settled in cash. As of May 1, 2008, the Reporting Persons no longer own any Total Return Swaps based on the value of the Shares.

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 1, 2008

HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

HOPPER INVESTMENTS LLC
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

BARBERRY CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN ONSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title: Authorized Signatory

ICAHN CAPITAL LP
         By: IPH GP LLC, general partner
         By: Icahn Enterprises Holdings L.P., general partner
         By: Icahn Enterprises G.P. Inc., general partner

         By:  /s/ Andrew Skobe
              ----------------
                 Name: Andrew Skobe
                 Title: Chief Financial Officer

IPH GP LLC
         By: Icahn Enterprises Holdings L.P., general partner
         By: Icahn Enterprises G.P. Inc., general partner

         By:  /s/ Andrew Skobe
              ----------------
                 Name: Andrew Skobe
                 Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., general partner

         By:  /s/ Andrew Skobe
              ----------------
                 Name: Andrew Skobe
                 Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

         By:  /s/ Andrew Skobe
              ----------------
                 Name: Andrew Skobe
                 Title: Chief Financial Officer

BECKTON CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
                 Name: Edward E. Mattner
                 Title:   Authorized Signatory

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN




      [Signature Page of Schedule 13D Amendment No. 9 - BEA Systems, Inc.]